  Exhibit 99.1

Health Advance Inc. Announces the Closing of the Acquisition of Hantian Labs

LAS VEGAS, January 17, 2017 – Health Advance Inc. (the “Company”) (OTC Pinks: HADV) is pleased to announce that the Company has closed the Share Exchange Agreement (“Agreement”) to acquire Hantian Labs Limited, a private UK corporation (Hereinafter referred to as “Hantian”). As a result of the acquisition, Health Advance will also control 99% of JT Hantian LLC representing the revenue arm of Hantian. Pursuant to the Agreement, the Company has issued 18,000,000 common shares of the Company to the shareholders of Hantian Labs representing the purchase price of Hantian. Accordingly, the Company’s issued and outstanding number of common shares increased from 26,520,000 shares to 44,520,000 shares. In addition, Company has waived Hantian’s undertaking to raise a minimum financing of $250,000 for marketing of Hantian’s product line prior to closing.
The Company has also appointed Mr. Christian Diesveld as a director of Health Advance. Mr. Diesveld is currently the Managing Director of Hantian. Prior to co-founding Hantian Labs, Christian spent a total of sixteen years within the public marketplace, specializing in the marketing and financing of exchange-listed companies to all facets of the international investment community. Additionally, Mr. Diesveld spent the previous ten years in the role of Managing Director at Peritus Capital, a Toronto based Investor Relations firm. Having worked closely with corporations in the pharmaceutical, technology and resource sectors, Christian brings an abundance of experience and contacts from a wide range of sectors throughout the global marketplace.
Hantian Labs (www.hantianlabs.com) is an emerging global leader in anti-ageing and vitality nutraceutical products. Developed by a team of research scientists, athletes and beauty professionals, the Hantian line of tablets uses state-of-the-art age reversal technology to diminish the signs of ageing, whilst enhancing, enriching and extending the lives of their consumers. Products, including GHBurn, Alpha Elite and Revitamar, are made at Hantian’s GMP ISO 9001 and Informed Sports certified facility in the United Kingdom with the strictest quality standards. Hantian products are Medicines & Healthcare Products Regulatory Agency (MHRA) approved. Hantian also has licenses issued by the Minister of Health for Canada, issued under the authority of section 7 of the Natural Health Products Regulations, for its products GHBurn and Alpha Elite.

GHBurn is a scientifically proven powerful natural precursor to HGH (Human Growth Hormone), the body’s master hormone. It was uniquely designed to enhance the body’s hormonal system, which begins to deteriorate after the age of thirty. It increases testosterone production, lean muscle mass, enhances energy, alertness and libido, while decreasing fat production and cravings. GHBurn provides muscles with increased energy at the cellular level enhancing athletic performance and ability. Used daily, the unique proprietary blend of ingredients regulates male hormones, which in effect halts and more importantly reverses the aging process.

Alpha Elite is widely considered one of the ultimate supplements to combat natural testosterone deterioration and enhance overall male performance. It stimulates and intensifies all vigorous activity for the Alpha Elite male. Being stimulant free, it safely elevates your testosterone to new levels, whilst increasing your lean muscularity, vascularity and libido.

“We are very excited to have to completed the Hantian Labs acquisition and look forward to growing the business model. The addition of Christian Diesveld to our board of directors brings leadership, extensive financing experience, and vast knowledge of the nutraceutical sector, all critical to our success,” stated President and CEO Jordan Starkman. “We are thrilled to have entered into the nutraceutical sector and remain committed to creating shareholder value for Health Advance’s shareholders.”

Certain statements in this document that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as “anticipate, “believe,” “expect,” “future,” “may,” “will,” “would,” “should,” “plan,” “projected,” “intend,” and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Health Advance Inc. to be materially different from those expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including but not limited to: (i) the Company’s ability to obtain sufficient capital or a strategic business arrangement to fund its current operational or expansion plans; (ii) the Company’s ability to build and maintain the management and human resources and infrastructure necessary to support the anticipated growth of its business; (iii) competitive factors and developments beyond the Company’s control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under “Search for Company Filings.

For more information, please contact:

Health Advance Inc.
Jordan Starkman, CEO
www.healthadvanceinc.com
1-800-854-7970

3651 Lindell Road, Suite D155, Las Vegas, NV 89103
1-800-854-7970